MANAGEMENT AGREEMENT

THIS MANAGEMENT AGREEMENT, dated as of the 1st day of October, 1985, is entered into by and between Colonial Storage Management 85, Inc., a Texas corporation ("CSM") and Balcor/Colonial Storage Income Fund - 85, an Illinois limited partnership (the "Partnership").

WHEREAS, the Partnership intends to acquire and operate certain existing mini-warehouse facilities identified in Schedule I attached hereto and incorporated herein by this reference (each such mini-warehouse facility being referred to as a "Property" and, collectively, as the "Properties"); and

WHEREAS, it is the intention of the Partnership that the Properties be rented on a rental unit by rental unit basis to corporations, partnerships, individuals or other entities for use primarily as storage facilities for personal and business use; and

WHEREAS, the Partnership desires to employ CSM to manage the Properties and CSM desires to accept said employment, all in accordance with the terms and conditions of this Agreement as hereinafter set forth;

NOW, THEREFORE, in consideration of the mutual covenants, promises, representations and warranties contained herein, the adequacy and accuracy of which is hereby acknowledged, the parties hereto hereby agree as follows:

                                   SECTION I

                                  EMPLOYMENT

1.1. Employment and Term. The Partnership hereby employs CSM and CSM hereby accepts such employment as manager of the Properties for a period of twenty
(20) years from the date hereof (or until such Properties are sold) upon the terms and conditions hereinafter set forth.

1.2. Other Business. The Partnership acknowledges and expressly agrees that CSM and its affiliates intend to engage in the business of managing mini-warehouse and other facilities both for their own account and for others (whether or not such other facilities may be in direct or indirect competition with the Partnership). It is further expressly agreed that CSM and its affiliates may in the future engage in other businesses which may compete directly or indirectly with the activities of the Partnership.

1.3. Independent Contractor. In the performance of its duties under this Agreement CSM shall occupy the position of an independent contractor with respect to the Partnership. Nothing contained herein shall be construed as making the parties hereto partners or joint venturers nor, except as expressly otherwise provided for herein, construed as making CSM an agent or employee of the Partnership.
                                  SECTION II

                          DUTIES AND AUTHORITY OF CSM

2.1. General Duties and Authority. Subject only to the restrictions, limitations and covenants provided in Paragraphs 2.2, 2.3 and 2.4 of this
Section II and the right of the Partnership to terminate this Agreement as provided in Section VI hereof, CSM shall have the sole and exclusive authority to fully and completely supervise the Properties and supervise and direct the business and affairs associated with or related to the daily operations thereof and, to that end, to cause or direct the Partnership to execute such documents or instruments and hire or discharge such employees as, in the reasonable judgment of CSM, may be deemed necessary or advisable. Such duties and authorities shall include, but not be limited to, the following:

     (a) Renting of the Properties. CSM shall establish policies and procedures for directing the marketing activities of Partnership employees. CSM shall have the sole discretion, which discretion shall be exercised in good faith and consistent with reasonable business practices in the locality where each property is situated, to establish the terms and conditions of occupancy by the lessees of rental units in Properties. CSM is hereby authorized to direct and control Partnership employees in entering into rental agreements on behalf of, in the name of and for the account of the Partnership with such lessees and in collecting rent from such lessees. CSM shall cause the Partnership to advertise in such media and to the extent it deems necessary and appropriate.

     (b) Repair, Maintenance and Improvements. CSM shall make and execute, or supervise and have control over the making and executing of, all decisions concerning the acquisition of furniture, fixtures and supplies for the Properties, and the purchase, lease or other acquisition of the same on behalf of, in the name of and for the account of the Partnership. CSM shall make and execute, or supervise and have control over the making and executing of, all decisions concerning the maintenance, repair and landscaping of the Properties; provided, however, that nothing contained herein shall preclude the Partnership from requiring maintenance and/or repairs in addition to those recommended by CSM. All costs incurred in connection therewith shall be on behalf of, in the name of and for the account of the Partnership. With the prior written approval of the Partnership, CSM or Partnership employees acting pursuant to CSM's direction shall, on behalf of, in the name of and for the account of the Partnership, negotiate and contract for, and supervise the installation of, all capital improvements relating to the Properties.

     (c) Personnel. CSM or Partnership employees acting pursuant to CSM's direction shall select all vendors, suppliers, contractors, subcontractors and employees with respect to the Properties and shall hire, discharge and supervise all labor and employees required for the operation (including billings and collections) and maintenance of the Properties, including attorneys, accountants, consultants and clerical employees. All such acts shall be on behalf of, in the name of and for the account of the Partnership and any employee so hired shall be carried on the payroll of the Partnership and shall not be deemed to be an employee of CSM. Employees of the Partnership may include, but shall not be limited to, regional managers, resident managers, assistant managers, relief managers and administrative and clerical personnel. Where appropriate, CSM may cause the Partnership to hire employees of CSM (other than CSM's executive officers and directors) on a reasonable hourly rate basis (not to exceed the rate otherwise payable to such employees by CSM) to perform the necessary management, administrative and clerical services. In such event, salaries of such personnel payable by CSM may be reduced correspondingly. All personnel employed by the Partnership in connection with the foregoing shall be supervised by CSM.

     CSM and its employees shall be responsible for the disbursement of Partnership funds in payment of all expenses incurred in connection with the operation of the Properties. CSM shall be separately reimbursed for the direct cost of furnishing such services, but shall not be reimbursed for the time of its executive officers and directors devoted to Partnership affairs.

     (d) Agreements. CSM and Partnership employees acting pursuant to CSM's direction shall negotiate and execute on behalf of, in the name of and for the account of the Partnership such agreements as CSM deems necessary or advisable for the furnishing of utilities, services, concessions and supplies and for the maintenance, repair and operation of the Properties and such other agreements as may benefit the Properties or be incidental to the matters for which CSM is responsible hereunder.

     (e) Other Decisions. CSM shall have control over the daily operation of the Properties.

     (f) Regulations and Permits. CSM shall use its best efforts to cause all things to be done on behalf of, in the name of and for the account of the Partnership on the Properties necessary to comply with any statute, ordinance, law, rule, regulation or order of any governmental or regulatory body having jurisdiction over the Properties with respect to the use of the Properties or the construction, maintenance, or operation thereof, and with all orders and requirements of the local Board of Fire Underwriters or any other body which may hereafter exercise similar functions. CSM shall cause the Partnership to apply for and attempt to obtain and maintain on behalf of, in the name of and for the account of the Partnership all licenses and permits required or advisable (in CSM's sole judgment) in connection with the management and operation of the Properties.

     (g) Accounting. CSM shall establish, supervise, direct and maintain the operation of an accounting system and shall cause to be prepared and delivered to the Partnership, at the Partnership's expense, financial statements as follows:

          (i) On or before thirty (30) days after the close of each calendar month, a statement of operations showing the results of operation of each of the Properties for such month and of the fiscal year to date having annexed thereto a computation of the Property Management Fee, as such fee is defined in Section IV of this Agreement, for such month and for the fiscal year to date.

          (ii) On or before sixty (60) days after the close of the fiscal year, a balance sheet and related statement of operations showing the result of the operations of the Properties during the fiscal year, both audited and reported on by an independent certified public accounting firm approved by and retained on behalf of, in the name of and for the account of the Partnership by CSM and having annexed thereto a computation of the Property Management Fee for such fiscal year. Fees for the independent certified public accounting firm shall be borne by the Partnership.

     (h) Deposits and Disbursements. CSM shall cause the establishment of bank accounts insured by the Federal-Deposit Insurance Corporation in the name of the Partnership and shall deposit therein all receipts and monies arising from the operation of the Properties or otherwise received for and on behalf of the Partnership. CSM shall disburse Partnership funds from said accounts on behalf of, in the name of and for the account of the Partnership in such amounts and at such time as disbursement of such revenues for payment of payroll and other obligations of the Partnership is required. CSM shall establish and be responsible for administering a policy for specifying the identity of signatories to the Partnership's bank accounts and establishing the number of signatures required for checks of various amounts. Expenses for deposits and disbursements shall be borne by the Partnership.

     (i) Collections. CSM shall supervise and direct personnel in the collection and billing of all accounts payable and due to the Partnership with respect to the Properties and shall be responsible for establishing policies and procedures to minimize the amount of bad debts. Expenses of collections shall be borne by the Partnership.

     (j) Legal Actions. CSM shall cause to be instituted on behalf of, in the name of and for the account of the Partnership any and all legal actions or proceedings CSM deems necessary or advisable to collect charges, rents or other income due to the Partnership with respect to the Properties or to oust or dispossess lessees or other persons unlawfully in possession under any lease or otherwise, and to collect damages for breach thereof, or default thereunder by such lessee or other occupant. The cost of all such legal actions or proceedings shall be borne by the Partnership.

     (k) Insurance. CSM shall use its best efforts to assure that there is obtained and kept in force fire, comprehensive, liability and other insurance policies in amounts and from carriers approved by the Partnership and in amounts generally carried with respect to similar facilities. CSM shall also obtain and maintain in force on behalf of the Partnership such additional insurance with respect to the Properties as the Partnership shall from time to time instruct. All insurance expenses shall be borne by the Partnership.

     (l) Taxes. CSM shall disburse from Partnership funds when due or in installments (where allowed) all taxes, personal and real, and assessments properly levied on the Partnership with respect to the Properties on behalf of, in the name of and for the account of the Partnership. CSM shall use its best efforts to assure that the Partnership maintains and implements a procedure for review by Partnership employees of all amounts assessed on the Properties. All expenses for the disbursement of taxes shall be borne by the Partnership.

     (m) Budget and Reports. CSM shall submit to the Partnership on or before December 31 of each calendar year during the term hereof an annual budget containing an estimate of the projected income (including rent increases and when same, if any, are scheduled) and necessary expenditures during the forthcoming calendar year in connection with the management and operation of the Properties by CSM on behalf of the Partnership. CSM shall also provide to the Partnership such periodic reports concerning the management and operation of the Properties by CSM as the Partnership may reasonably request.

2.2. Restrictions. Notwithstanding anything to the contrary set forth in this
Section II, CSM shall not be required to do, or cause to be done, anything for the account of the Partnership (i) which may make CSM liable to third parties,
(ii) which may not be commenced, undertaken or pleaded because of insufficient funds available on the accounts of the Partnership established pursuant to this

Section II after reasonable request from CSM to the Partnership, (iii) which may, under applicable law, constitute an impermissible delegation of duties and responsibilities, including but not limited to the purchase or construction of capital improvements, the sale or disposition of all or substantially all of the Partnership's assets, and any action which may result in a change in the Partnership's primary business, (iv) which cannot be done because of acts of God, strikes, governmental regulations or laws, acts of war or other types of events beyond CSM's control, whether similar or dissimilar to the foregoing, or
(v) which would violate the terms of the Agreement and Certificate of Limited Partnership, any other agreement known to CSM by which the Partnership may be bound, or that certain Registration Statement No. 95752 on Form S-11, as amended from time to time, filed with the Securities and Exchange Commissions and declared effective on June 11, 1985 (the "Registration Statement").

2.3. Limitations on CSM's Authority. Notwithstanding anything to the contrary set forth in this Section II, CSM shall not, without obtaining the prior written consent of the Partnership, (i) alter the buildings or other structures on the Properties in any material manner, (ii) make any arrangements for a term exceeding one (1) year which are not terminable on thirty (30) days notice at the will of the Partnership, without penalty, payment or surcharge, or (iii) incur any unbudgeted expenditure of Partnership funds in excess of Five Thousand Dollars ($5,000) on any Property without the prior approval of the Partnership.

2.4. Covenants. Notwithstanding anything to the contrary set forth in this
Section II, CSM hereby covenants to use its best efforts to assure that the Partnership does not derive any revenues or income from or for (i) the sale of locks and keys to lessees of rental units in the Properties; (ii) lease application or credit check fees collected from prospective lessees of rental units in the Properties; (iii) vending machine or concessionaire operations on the Properties; (iv) maintenance charges assessed against lessees of rental units in the Properties in addition to the basic rent paid by such lessees (other than amounts received as payments for damages caused by a lessee, which amounts shall be treated as additional rents); or (v) the provision of parking facilities on the Properties, other than the rental of a parking space subject to a month-to-month lease. CSM further covenants that it will operate the Properties in a manner similar to that in which affiliates of CSM have typically operated other mini-warehouse facilities and that the services to be provided to lessees of rental units in the Properties will not exceed those customarily rendered in connection with the rental of mini-warehouse facilities.

                                  SECTION III

                           DUTIES OF THE PARTNERSHIP

The Partnership hereby agrees to cooperate with CSM in the performance of its duties under this Agreement and, to that end, upon the request of CSM, to provide reasonable temporary office space for CSM's employees on the premises of the Properties, to give CSM access to all files, books and records of the Partnership relevant to the Properties and to execute all documents or instruments and hire and discharge such employees as CSM in its good faith judgment deems reasonably necessary or advisable to enable it to fulfill its duties under this Agreement. Such employees shall include, but not be limited to, regional managers, resident managers, assistant managers, relief managers and administrative and clerical personnel. It is understood and acknowledged that some or all of such employees may be employed part-time by the Partnership and part-time by CSM or its affiliates and/or by owners of other mini-warehouse or other facilities managed by CSM, some of which may compete with the Properties.

                                  SECTION IV

                              COMPENSATION TO CSM

4.1. Property Management Fee. The Partnership shall pay CSM, as the full amount due for the services herein provided which are actually rendered by CSM pursuant to this Agreement, a Property Management Fee equal to six percent (6%) of the "Gross Revenue" derived from or connected with the Properties so long as the Partnership owns the Properties, but not exceeding that customary for similar property management and leasing services in the relevant geographical area. In the event the Partnership consents to a net lease for a term of ten
(10) or more years on any Property, the compensation otherwise payable to CSM shall be reduced to one percent (1%) of the "Gross Revenue" derived from or connected with such Property, except for a one time initial leasing fee of three percent (3%) of the "Gross Revenue" on such lease payable over the first five (5) full years of the original term of the lease. The term "Gross Revenue" shall mean all receipts (excluding security deposits, unless and until the Partnership recognizes such security deposits as income, and amounts received as payments for damages by lessees) of the Partnership (whether or not received by CSM on behalf of, in the name of or for the account of the Partnership) arising from the operation of the Properties in the ordinary course of business including, but not limited to, rental payments of lessees of rental units of the Properties and all other funds, whether or not otherwise described herein, paid for the use of the Properties. Gross Revenue shall be determined on a cash basis. The Management Fee for each month shall be paid on or before 30 days after the close of such month and shall be calculated on the basis of Gross Revenue for such month.

4.2. Subordination. Fifty percent (50%) of the Property Management Fee otherwise payable to CSM pursuant to Paragraph 4.1 shall be subordinated to the prior receipt by Limited Partners of the Partnership of a "Special Distribution" of eight percent (8%) during the first twelve (12) month period after termination of the public offering of limited partnership interests in Balcor/Colonial Storage Income Fund - 85 pursuant to the Registration Statement, nine percent (9%) during the second twelve (12) month period and ten percent (10%) during each twelve (12) month period thereafter. If and to the extent required to accomplish the subordination of its Property Management Fee as required by this Paragraph 4.2, CSM hereby agrees that it shall annually refund to the Partnership any payments theretofore received by CSM which are required to be subordinated by the terms hereof. If the receipt of any portion of CSM's Property Management Fee has been subordinated to the Limited Partners "Special Distributions", such amount shall be deferred and paid to CSM, without interest, from and only to the extent of the "Net Cash Proceeds" of the Partnership remaining after distributions of such "Net Cash Proceeds" to the Limited Partners in an amount equal to their "Original Capital" plus any deficiency in their "Special Distributions" and a twelve percent (12%) "Cumulative Distribution." The terms "Special Distribution," "Net Cash Proceeds," "Original Capital" and "Cumulative Distribution" shall have the same meaning in this Paragraph 4.2 as defined in the Registration Statement, as from time to time supplemented or amended.

4.3. Employees Compensated by Partnership. It is understood and agreed that the Property Management Fee payable to CSM will be in addition to, and shall not be reduced by, the cost to the Partnership of employing or engaging those employees and independent contractors engaged by or for the Partnership, including, but not limited to, the categories of personnel specifically referred to in Paragraph 2.1(c).

                                   SECTION V

                       USE OF TRADEMARKS, SERVICE MARKS
                               AND RELATED ITEMS

It is understood and agreed that the name, trademark and service mark, "Colonial Self Storage" and related trademarks, service marks, slogans, caricatures, designs and other trade or service items shall be utilized for the non-exclusive benefit of the Partnership in the rental and operation of the Properties, and in comparable operations elsewhere. It is further understood and agreed that this name and all such trademarks, service marks, slogans, caricatures, designs and other trade or service items shall remain and be at all times the property of CSM or its affiliates, and that, except during the term hereof, the Partnership shall have no right whatsoever therein. Upon termination of this Agreement, at any time or for any reason, all such use by and for the benefit of the Partnership of any such name, trademark, service mark, slogan, caricature, design or other trade or service item in connection with the Properties shall, in any event, be terminated and any signs bearing any of the foregoing shall be removed from view and no longer used by the Partnership. It is understood and agreed that CSM will use and shall be unrestricted in its use of such name, trademark, service mark, slogan, caricature, design or other trade or service item in the management and operation of mini-warehouse and other facilities both during and after the expiration of the term or the termination of this Agreement. CSM represents and warrants that CSM has the right to the non-exclusive use of the name, trademark and service mark "Colonial Self Storage" and hereby agrees to indemnify and defend the Partnership and its general partners from any and all costs, expenses, attorneys' fees, suits, liabilities, judgments, damages and claims arising in connection with any claim that the use of the name, trademark and service mark "Colonial Self Storage" infringes the name, trademark or service mark of any other person.

                                  SECTION VI

                                  TERMINATION

Upon sixty (60) days written notice to CSM pursuant to Section XI hereof, the Partnership may terminate this Agreement with or without cause. Upon two hundred seventy (270) days written notice to the Partnership pursuant to
Section XI hereof, CSM may terminate this Agreement with or without cause. This Agreement shall automatically terminate in the event Colonial Storage 85, Inc., an affiliate of CSM, shall voluntarily withdraw as a general or limited partner of the Partnership.

                                  SECTION VII

                                INDEMNIFICATION

The Partnership hereby agrees to indemnify and hold CSM and its executive officers, directors, employees and affiliates harmless from any and all costs, expenses, attorneys' fees, suits, liabilities, judgments, damages and claims arising from the Partnership's breach of this Agreement or in connection with the management of the Properties (including the loss of the use thereof following any damage, injury or destruction) arising from any cause except for the willful misconduct, negligence or negligent omissions on the part of CSM or its executive officers, directors, employees or affiliates. CSM and its executive officers, directors, employees and affiliates also shall not be liable for any error of judgment or for any mistake of fact or law, or for anything which it may do or refrain from doing hereinafter, except in cases of willful misconduct or negligence. CSM and its affiliates hereby agree to indemnify and hold the Partnership and its general partners harmless from any and all costs, expenses, attorneys' fees, suits, liabilities, judgments, damages and claims arising from CSM's breach of this Agreement or in connection with the management of the Properties arising from the willful misconduct or negligence of CSM or its executive officers, directors, employees or affiliates.

                                 SECTION VIII

                                  ASSIGNMENTS

Neither this Agreement nor any right hereunder shall be assignable by the Partnership and any attempt to do so shall be void ab initio. CSM shall have the right to assign this Agreement to an affiliate, provided, however, that any such assignee must assume all obligations of CSM hereunder. The Partnership's rights hereunder will be enforceable against any such assignee and CSM shall not be released from its liabilities hereunder unless the Partnership shall expressly agree thereto in writing.

                                  SECTION IX

                                   HEADINGS

The headings contained herein are for convenience of reference only and are not intended to define, limit or describe the scope or intent of any provision of this Agreement.

                                   SECTION X

                                 GOVERNING LAW

The validity of this Agreement, the construction of its terms and the interpretation of the rights and duties of the parties shall be governed by the laws of the State of Texas. This Agreement shall be deemed performable and venue for any action brought hereunder shall be in Tarrant County, Texas.

                                  SECTION XI

                                    NOTICES

Any notice required or permitted herein to be given shall be given in writing and shall be personally delivered or mailed, first class postage prepaid, to the respective addresses of the parties set forth below their signatures on the signature page hereof, or to such other address as any party may give to the others in writing.

                                  SECTION XII

                                 SEVERABILITY

Should any term or provision hereof be deemed invalid, void or unenforceable either in its entirety or in a particular application, the remainder of this Agreement shall nonetheless remain in full force and effect and, if the subject, term or provision is deemed to be invalid, void or unenforceable only with respect to a particular application, such term or provision shall remain in full force and effect with respect to all other applications. The parties recognize that broad discretionary authority has been granted by the Partnership to CSM in the management and direction of the Partnership's business and financial affairs and it is their intent that such authority be fully exercised by CSM within the limitations imposed by applicable law. If, however, any court of competent jurisdiction should render a final judgment that the authority granted to CSM herein exceeds the bounds of permissible delegation under applicable law, the parties agree that this Agreement shall be deemed amended, modified and reformed to the extent necessary to reduce the scope of authority delegated by the Partnership to CSM as to limit such authority to that permissible under applicable law as evidenced by the written legal opinion of counsel to CSM. The parties agree that no determination that the discretion and authority granted to CSM hereunder exceeds permissible bounds shall result in this Agreement being declared or adjudged invalid, void or unenforceable in its entirety; rather, the parties request that any court examining such issue employ great latitude in reforming this Agreement so as to make the same, as reformed, valid and enforceable.

                                 SECTION XIII

                                  AFFILIATES

"Affiliate", with respect to CSM shall mean (i) any person directly or indirectly owning, controlling, or holding with power to vote, 10% or more of the outstanding voting securities or interests of CSM; (ii) any person, 10% or more of whose outstanding voting securities or interests are directly or indirectly owned, controlled, or held with power to vote, by CSM; (iii) any person directly or indirectly controlling, controlled by or under common control with CSM; (iv) any officer, director or partner directly or indirectly controlling, controlled by or under common control with CSM; (iv) any officer, director or partner of CSM; and (v) any company for which CSM acts as an officer, director or partner.

                                  SECTION XIV

                                  SUCCESSORS

This Agreement shall be binding upon and inure to the benefit of the respective parties hereto and their permitted assigns and successors in interest.

                                  SECTION XV

                                ATTORNEYS' FEES

If it shall become necessary for either party hereto to engage attorneys to institute legal action for the purpose of enforcing its rights hereunder or for the purpose of defending legal action brought by the other party hereto, the party or parties prevailing in such litigation shall be entitled to receive all costs, expenses and fees (including reasonable attorneys' fees) incurred by it in such litigation (including appeals).


IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                              COLONIAL STORAGE MANAGEMENT 85, INC.
                              By: /s/James R. Pruett
                                 ----------------------
                                  James R. Pruett,
                                  Its President

                              1141 West Pioneer Parkway
                              Suite 200
                              Arlington, Texas 76013

                              BALCOR/COLONIAL STORAGE
                              INCOME FUND - 85

                              By: Balcor Storage
                                   Partners - 85

                              By: Balcor Storage
                                   Partners, Inc.

                              By:  /s/Michael C. Schindler
                                  --------------------------

                                  --------------------------
                                  Its
                                      ----------------------
                              4849 Golf Road
                              Skokie, Illinois 60077

                    AND       By: Colonial Storage 85, Inc.

                              By: /s/James R. Pruett
                                 ---------------------------
                                 James R. Pruett, Its
                                 President

                                  SCHEDULE I

The Initial Facilities

1. 3233 East Highway 80
    Odessa, Texas
2. 2306 N. Collins Blvd.
   Arlington, Texas
3. 3107 South Lake Drive
    Texarkana, Texas
4. 6715 Wolflin Road
   Amarillo, Texas
5. 7800 North Broadway
    Oklahoma City, Oklahoma
6. 1604 Camp Lane
   Albany, Georgia
7. 1005 W. Cotton
    Longview, Texas
8. 6046 Financial Drive
    Norcross, Georgia
9. 1320 Norwood Drive
    Bedford, Texas
10. 5311 Apex Highway
     Durham, North Carolina
11. 218 Eisenhower Drive
     Savannah, Georgia
12.  132 Slaton Highway
     Lubbock, Texas
13. 2960 South Cobb Drive
     Smyrna, Georgia
14. 3513 Highway 45 North
     Meridian, Mississippi
15. 3194 S. Campbell Ave.
     Springfield, Missouri
16. 5115 San Mateo N.E.
     Albuquerque, New Mexico
17. 1440 North Hairston Road
     Stone Mountain, Georgia
18. 3472 Hillsboro Road
     Durham, North Carolina
19. 4615 West Beryl Road
     Raleigh, North Carolina
20. 2826 S. Clack Street
     Abilene, Texas
21. 1301 S. Stemmons
     Lewisville, Texas
22. 2316 Highway 19 North
     Meridian, Mississippi
23. 3016 South Cooper
     Arlington, Texas
24. 2215 W. Southwest Loop 223
     Tyler, Texas
25. 2000 Country Club Drive
     Carrollton, Texas
26. 2331 S. Collins Blvd.
     Arlington, Texas
27. 2990 Pio Nono Avenue
     Macon, Georgia
28. 5513 East Lancaster
     Fort Worth, Texas
29. 5121 North Street
     Nacogdoches, Texas
30. 4917 California Pkwy., SE
     Fort Worth, Texas
31. 2636 Baylor Drive, SE
     Albuquerque, New Mexico
32. 1881 Gordon Highway
     Augusta, Georgia
33. 3208 E. Park Row
     Arlington, Texas
34. 5502 Chapel Hill Blvd.
     Chapel Hill, North Carolina
35. 3654 West Pioneer Pkwy.
     Arlington, Texas
36. 1311 Northwest Loop 281
     Longview, Texas
37. 3125 Cherry Street North
     Winston-Salem, North Carolina
38. 1010 Holiday Hill Drive North
     Midland, Texas
39. 1311 Clark Road
     Santa Fe, New Mexico
40. 95 Green Street
     Warner-Robins, Georgia
41. 2115 Silas Creek Pkwy.
     Winston-Salem, North Carolina
42. 3120 Knickerbocker Rd.
     San Angelo, Texas
43. 2302 Parkview Drive
     San Angelo, Texas
44. 8457 Roswell Rd.
     Dunwoody, Georgia
45. 5717 Will Ruth Ave.
     El Paso, Texas
46. 1513 Denman Street
     Lufkin, Texas
47. 9303 Abercorn Extension
     Savannah, Georgia
48. 1850 N. Clack Street
     Abilene, Texas
49. 7012 Glenwood
     Raleigh, North Carolina
50. 3730 West Wendover Ave.
     Greensboro, North Carolina

The Additional Facilities

51. 2305 E. Lohman Avenue
     Las Cruces, New Mexico
52. 661 W. San Mateo Road
     Santa Fe, New Mexico
53. 4000 I-40 East
     Amarillo, Texas
54. 4701 Osborne Drive
     El Paso, Texas
55. 3229 Highway 80
     Mesquite, Texas
56. 1510 West 7th Street
     Clovis, New Mexico
57. 914 N.E. 8th Street
     Grand Prairie, Texas
58. 7469 Tara Boulevard
     Jonesboro, Georgia
59. 831 N. Forest
     Amarillo, Texas
60. 5808 Highway 271 South
     Fort Smith, Arkansas
61. 5604 Tinker Diagonal
     Midwest City, Oklahoma
62. 3751 Longmire Way
     Doraville, Georgia
63. 818 S. Clack Street
     Abilene, Texas
64. 8400 Canyon Drive
     Amarillo, Texas
65. 3121 Washington Road
     Augusta, Georgia
66. 4011 Midland Blvd.
     Fort Smith, Arkansas
67. 4141 Snapfinger Woods Drive
     Decatur, Georgia
68. 1808 Hampton Road
     Texarkana, Texas
69. 4155 Milgen Road
     Columbus, Georgia

                              FIRST AMENDMENT TO
                             MANAGEMENT AGREEMENT

THIS FIRST AMENDMENT TO MANAGEMENT AGREEMENT, dated as of the 30th day of April, 1986, is entered into by and between Colonial Storage Management 85, Inc., a Texas corporation ("CSM") and Balcor/Colonial Storage Income Fund - 85, an Illinois limited partnership (the "Partnership").

                             W I T N E S S E T H:

WHEREAS, CSM and the Partnership have previously entered into a certain Management Agreement dated as of the 1st day of October, 1985, a copy of which is attached hereto as Exhibit A and incorporated herein by reference, pursuant to which the Partnership retained CSM to manage the Properties (as defined therein); and

WHEREAS, the Partnership intends to acquire and operate three (3) additional existing mini-warehouse facilities, identified in Schedule I-A attached hereto and incorporated herein by reference (each such mini-warehouse facility being referred to as an "Additional Property" and, collectively, as the "Additional Properties"; and

WHEREAS, it is the intention of the Partnership that the Additional Properties be rented on a rental unit by rental unit basis to corporations, partnerships, individuals or other entities for use primarily as storage facilities for personal and business use; and

WHEREAS, the Partnership desires to employ CSM to manage the Additional Properties and CSM desires to accept said employment, all in accordance with the terms and conditions of the Management Agreement attached hereto;

NOW, THEREFORE, in consideration of the mutual covenants, promises, representations and warranties contained herein, the adequacy of which is hereby acknowledged, the parties hereto hereby agree as follows:

1. Employment and Term. The Partnership hereby employs CSM and CSM hereby accepts such employment as manager of the Additional Properties for a period of twenty (20) years from October 1, 1985 (or until such Additional Properties are sold) upon the terms and conditions set forth in the Management Agreement.

2. Definitions. From and after the date hereof, "Property" shall be deemed to include an Additional Property and "Properties" shall be deemed to include the Additional Properties for all purposes, as if originally set forth in Schedule I to the Management Agreement.

3. Subordination. With respect to the Properties, including the Additional Properties, the first sentence of 4.2 of the Management Agreement shall read as follows:

     "Fifty percent (50%) of the Property Management Fee otherwise payable to CSM pursuant to Paragraph 4.1 shall be subordinated to the prior receipt by Limited Partners of the Partnership of a "Special Distribution" of eight percent (8%) during the first twelve (12) month period after April 1, 1986, nine percent (9%) during the second twelve (12) month period, and ten percent (10%) during each twelve (12) month period thereafter

4. Integration. Except as specifically set forth herein, the terms and conditions of the Management Agreement shall remain in full force and effect.


IN WITNESS WHEREOF, the parties hereto have executed this First Amendment to Management Agreement as of the date first above written.

                              COLONIAL STORAGE MANAGEMENT 85, INC.

                              By:/s/James R. Pruett
                                 ---------------------------
                                 James R. Pruett, President

                              Suite 200
                              1141 West Pioneer Parkway
                              Arlington, Texas 76013

                              BALCOR/COLONIAL STORAGE INCOME
                              FUND - 85

                              By: Balcor Storage Partners -
                                  85

                              By: Balcor Storage Partners, Inc.

                              By: /s/Michael C. Schindler
                                 ---------------------------
                                 Michael C. Schindler,
                                 Its First Vice President
                                    ------------------------

                              4849 Golf Road
                              Skokie, Illinois 60077

                              AND By: Colonial Storage 85, Inc.

                              /s/James R. Pruett
                              ------------------------
                              James R. Pruett,
                              President

                                 SCHEDULE I-A



70   426 South College Drive, Wilmington, North Carolina

71   2815 White House Road, Greenville, South Carolina

72   1412 Poinsett Highway, Greenville, South Carolina